Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 10/29/20 10:00 AM ET

Company Participants

Douglas Col - CFO, EVP, Finance & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Todd Fowler - KeyBanc Capital Markets

Jack Atkins - Stephens Inc.

Jordan Alliger – Goldman Sachs

Amit Mehrotra - Deutsche Bank

Scott Group - Wolfe Research

David Ross - Stifel, Nicolaus & Company

Ariel Rosa - Bank of America

Stephanie Benjamin - SunTrust Robinson Humphrey

Jason Seidl - Cowen and Company

Tyler Brown - Raymond James & Associates

Operator

Good day, and welcome to the Saia, Inc. Hosted Third Quarter 2020 Earnings Call. [Operator Instructions]

At this time, I would like to turn the conference over to Saia's Executive Vice President and CFO, Doug Col. Please go ahead, sir.

Douglas Col

Thank you. Good morning, everyone. Welcome to Saia's Third Quarter 2020 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ. I'm going to go ahead and turn the call over to Fritz for some opening comments now.

Frederick Holzgrefe

Good morning, and thank you for joining us to discuss Saia's results. Third quarter results include record revenue and operating income for any quarter in the company's history. This is quite a rebound given the dramatic volatility in business levels felt in the second quarter, in which revenue ended down almost 10% compared to the year before.

In the third quarter, daily shipment activity continued on the improving trend that we saw develop in the middle of the second quarter. Shipments per workday rose nearly 1% compared to last year. We also see continue to see shifting shipping patterns geographically as customers flex their supply chains to adapt to the new normal in our pandemic-stricken country. Weight per shipment was volatile throughout the quarter and was down 1% for the full quarter, so tonnage per workday was flat year-over-year.

The pricing environment has remained stable throughout the pandemic. The underlying cost structure of the industry remains inflationary, with the pandemic heightening a challenging driver market and adding to the increased cost of purchase transportation. Operators continue to focus on pricing in the face of these operating pressures.

I'm extremely pleased to report that revenue per shipment, excluding fuel surcharge, rose 4.7%. Despite fuel surcharge revenue being down 17% year-over-year, we still managed to improve revenue per shipment, including the surcharge by 1.6%.

This improvement in revenue per shipment plays a key role in improving margins, and I'm proud to report that our third quarter operating ratio of 88.5% is a record for any quarter. The unprecedented conditions brought on by the COVID-19 pandemic continued daily in all the markets that we operate. The conditions require us to adjust our operations in unison, and I remain very pleased with how our team has come together and adapted to our new normal.

From the start, we focused our efforts on keeping employees and customers safe, changes to our daily procedures that developed out a necessity have become standard practice in many areas of company operations. Employees that are able to work remotely are still doing so and plan to continue this practice for the foreseeable future.

I'm now going to turn the call over to Doug for a review of the third quarter financial results.

Douglas Col

Thanks, Fritz. I'll start by providing some comparisons to the third quarter a year ago. Revenue was $481.4 million, up $12.5 million or 2.7%. With flat tonnage per workday in the quarter, the revenue increase was driven by a 5.5% increase in yield, excluding fuel surcharge as well as a 6.1% increase in length of haul. As Fritz mentioned, fuel surcharge revenue was a headwind to the growth, being down 16.7% and was 10.4% of total revenue compared to 12.8% a year ago.

Moving now to some key expense items in the quarter. Salaries, wages and benefits increased 0.8%. Our average employee count through the quarter was approximately 5.8% lower than the prior year. Health insurance costs were essentially flat year-over-year with inflationary costs being offset somewhat by lower usage of these benefits by our employees. Purchase transportation costs increased 11.7% compared to last year. As a percent of total revenue, purchase transportation costs were 8.3% compared to 7.6% in the third quarter last year. In the quarter, we used purchase transportation where faced with pandemic related driver shortages or imbalanced shift in some markets and where it was advantageous from a cost standpoint and others. Fuel expense fell by 23.9% in the quarter, while company miles fell 1.4% year-over-year. National average diesel prices were approximately 20% lower throughout the quarter than in the same period a year ago.

Claims and insurance expense rose by 52.1% in the quarter, reflecting increased frequency and accident severity in that expense line and higher premium costs versus the prior year. Put that in perspective, of the approximate $4 million expense variance to the prior year, $2 million was related to premium increases. Also to illustrate the volatility in this expense line, I would note that claims and insurance expense was down 34% or $6.4 million sequentially from the second quarter. Depreciation expense of $34.2 million in the quarter was 9.2% higher year-over-year. This is a continuation of the trend we have seen over the past few years as we have grown our terminal network, invested in equipment to lower the age of our tractor and trailer fleet and made meaningful investments in technology.

So with total revenue up 2.7% and total operating expenses up only 0.6% in the quarter, our operating ratio improved by 180 basis points to 88.5% compared to the third quarter operating ratio of 90.3% a year ago, which was a record.

Operating income of $55.2 million was 21.7% higher than last year, and with a reduction in interest expense and a slightly lower tax rate than last year, our net income rose 26% to $41.5 million.

Our tax rate for the third quarter was 23.7% compared to 24.2% last year, and we expect fourth quarter tax rate to be between 24% and 25%.

The third quarter diluted earnings per share were $1.56 compared to $1.25 last year. Year-to-date, we have made capital investments totaling $205.3 million, of which revenue equipment represents approximately 65% of that spend. For the full year, we now expect capital expenditures will be approximately $225 million.

We ended the quarter with $120.9 million in total debt and with $25.5 million in cash on hand, our net debt stood at $95.4 million. This compares to net debt of $131.6 million at the end of the second quarter and $165 million at the end of the third quarter a year ago.

I will now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug. Before we open the call for questions, I'd like to again comment on the professionalism and effort given by our employees through these volatile times. We've had several hundred employees working remotely from home. The vast majority of our essential employees don't have that option. These dedicated professionals have worked steadily this year to continue to provide great service for our customers. Our on-time service standard of 97% was met in the third quarter, and our cargo claims ratio improved 25% from the prior year to a record 0.62% of sales.

On our current business conditions, we continue to see solid volume trends and our opportunity to improve pricing continues. Our contracts renewed with customers in the third quarter were up an average of 6.9%, a sequential step-up from an average of 4.5% in the second quarter.

We opened our new state-of-the-art Memphis break operation in October. The new facility is 60% bigger than the facility it replaces. The operation will not only support our Memphis market but also serve as an important hub operation supporting our national network growth. Although in smaller markets, we replaced two Texas facilities with larger facilities and additional door capacity. These investments continue to support our offering, providing improved service for our customers.

Moving into the fourth quarter, our focus remains first and foremost, on the health and safety of our employees and customers. While COVID challenges remain and hotspots continue to move through different terminals at our company as well as those of our competitors, we've been able to meet the challenge through diligent planning, focus on execution and teamwork across the network.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions] The first question will come from David Ross with Stifel. Please go ahead with your question.

David Ross

Yes. Good morning, gentlemen. Fritz, maybe talk a little bit about the capacity situation that's out there and the pressure on purchase transportation. The main concern, I know for the Saia network is just getting a truck more so than the price. But as you look across your PT providers, are most of them under contract? Do you have essentially committed capacity to rate on those lanes for some time? Or is the predominant capacity coming from spot?

Douglas Col

Yes, David, on the PT side, we've got 90% to 95% probably of our PT miles under contract. So we weren't exposed to the spot market to any great extent in the quarter. Our usage was just up. I mean in some markets throughout the quarter, we struggle to find drivers and most of that's pandemic related. And whether it's a linehaul driver here or there, city drivers calling off because of the coronavirus, we found that the need was greater this year, but we're pretty good at it. We use PT to our advantage when we can in certain lanes. And we stepped it up a little this quarter. But I think the way we operate in total shows that we use that to our benefit in the past and had to do it this quarter.

Frederick Holzgrefe

David, I would add. I think it's particularly important that we tap that resource right now simply because as the pandemic has evolved we’ve seen a lot of changes in our customers' supply chain and shipment patterns. So this has given us flexibility to match that where we needed to.

David Ross

And is there any specific bubble period where a lot of those contract rates are going to come up for renewal in, say, first quarter next year or second quarter next year?

Douglas Col

No. A lot of them are long-standing relationships, and they go kind of ratably through the year. But to give you an idea, I know from Q2 to Q3, there was a spike in truckload rates. But really, our average PT truck mile cost us about the same -- well, really right on the number that we were spending in Q1. So a step-up from Q2, but because of our relationships, it was really flat, our cost per mile compared to Q1.

David Ross

That's terrific. And just last question on the energy sector because Saia has got more of a legacy operation there and oil and gas has been important over the years. What's your view of that currently? How is that maybe holding back results a little bit if demand is yet to recover there?

Frederick Holzgrefe

Yes. If you look at our Houston region, year-over-year, that's actually down. I would comment two things that some of our best density and cost structure that typically is great freight. But we've been able to flex those operations to match those sort of changes. So it hasn't really been a drag on the OR. If we'd had this conversation, say, four or five years ago, prior to the Northeast, it would be a much larger percentage of our book, and it's shrunk. I would sure like to have that be growing as the energy sector would be its good freight. But the reality of it is that as we've become more of a national operator, that exposure to the energy sector is less. And fortunately, we're able to flex a bit in those markets and adjust our model and grow other elements of the business to offset some of that.

David Ross

Excellent. Thank you very much.

Douglas Col

Thanks, David.

Operator

Thank you for the question. The next question will come from Jordan Alliger with Goldman Sachs. Please go ahead with your question.

Jordan Alliger

Yes. Hi. Good morning. Just curious if you could give a little more color on what you're seeing from a volume perspective as you went through September and thus far into October? I know the recovery is certainly well under way. I'm just curious, if you could give some additional color on the exact trend? Or is it running better than normal versus what you might have thought as we move through October? Thanks.

Douglas Col

Yes. Thanks, Jordan. Throughout the quarter, it was, in terms of shipments, there were there were some swings, but they were kind of a very low base. July was up 1.5% and August was down just fractionally, and then September was back up 1.4%. And normally, seasonally, for us, you see kind of a low single-digit decline in shipments per day when you go from September to October. And it's still down on a shipments per day basis, but it's running down less. So seasonally, it's a little better than normal so far in October, but we've been hit with some recent weather the last few days. I mean, we've all been hit with that. It's unusual to have ice and snow in October in Denver and in Texas, big markets like that. But there's weather every year in the fourth quarter, but that's caused some volatility this week in our shipment count.

Jordan Alliger

And just as a quick follow-up, as you think ahead past October into November and December and into next year, as you talk to your customers, is there generally a sense of optimism of that continued improvement? Or is it still a bit of uncertainty out there and kind of hard to get a full read on what may happen from a volume standpoint?

Douglas Col

Yes. I mean, there's still a great deal of uncertainty for all of us, customers, employees and the like. But I would say that our contractual renewals being up 6.9% in the quarter, which was a step-up in Q3, definitely shows me that the shipper feels pretty good about their business, and they want to make sure they have capacity next year, whether it's truckload, intermodal or LTL. So I'd say the shipper is probably cautiously optimistic, but a lot of news coming out in the next few weeks for sure with the election and vaccine and things like that.

Jordan Alliger

Great. Thanks. Thanks very much.

Operator

Thank you. The next question will come from Amit Mehrotra with Deutsche Bank. Please go ahead with your question.

Amit Mehrotra

Thanks. Hi, Fritz. Hi, Doug. I hope you guys are well. Quick question on the 6.9% contract renewals. That's obviously a big number, and I'm just trying to understand how much of that is cyclical in terms of the opportunity to raise prices on a certain segment of your customers? I know you guys have implemented more technology and tools to get better on pricing. And so I wanted to kind of -- if you could help us deconstruct that between kind of the cyclical and what you guys are just getting better at doing? And then what the runway is there to kind of further optimize the pricing via technology and maybe more dynamic pricing tools?

Frederick Holzgrefe

So Amit, when we quote the contractual renewal, those are all the contracts that came up for renewal in the quarter. So it's reflective of the data analytics that we went through to assess the contracts that came up in the period. So those kind of come up ratably during the year. So we push pretty hard on those largely, the cost structure in the business is we've got to cover that into next year. So as we looked at our pricing opportunity, and we've got a better understanding of the customers' freight movements, what the freight looks like, those characteristics, we try to price accordingly. If I look at where we stand from a revenue per bill perspective versus the market and what the opportunity, there's still a lot of runway for us. So I don't know that I can characterize where we are in that cycle.

But I -- that alone tells us that we have opportunity. And as we extend this network into more of a national network that's going to drive the pricing and margin opportunity for us as well. So I think that's reflective of the business. So go back to your question, that's reflective of the business that was available to us in the quarter. And the analytics supported that. And we keep pushing that because we see that this is an expensive business to operate. So every opportunity we can to capture that and generate that return is important.

Amit Mehrotra

Hey, thanks for that answer. And then just a follow-up on the OR, one, maybe near-term and then kind of more like over the next 12 months question related to the OR. The operating momentum that you saw in the third quarter, does that extend into the fourth quarter in terms of maybe muting the typical step up that you see in OR in the fourth quarter? If you can just talk about that? And then Fritz and Doug, I think next year, both volume, both shipments and weight should kind of be on the right side of the ledger, hopefully, crossing our fingers that, that should happen. What's the right kind of -- I hate asking the incremental margin question, it seems like that's always what I ask about. But like what's the right way to think about the incremental margin on that opportunity in the context of pricing and all the productivity initiatives you guys have implemented?

Douglas Col

I'll take the first part and tell you how we're thinking about Q3 into Q4. I mean, typically, for us, there's a step-up there in terms of OR degradation, so 150 to 200 basis points in our view, is kind of our adjusted sequential move when you get into Q4. Usually, not only do you lose a couple of days, but you also end up with some half days here and there around the holidays. So that typically explains it, and that's no different this year. I'd say, I mean, a couple of things we're thinking about. Depreciation for us will probably step up in the fourth quarter. We took some equipment later in the third quarter. And that quarter didn't get hit with the full impact of depreciation. So there's going to be a step-up in depreciation. We have seen our employee usage of our healthcare benefits trend back to normal, and that typically happens in the fourth quarter anyway as folks meet their deductible and stuff. But I think we're walking into it, thinking about 150 to 200 basis points with some headwinds in those areas for the fourth quarter.

Frederick Holzgrefe

Yes. And Amit, I think one of the things that was particularly exciting about the third quarter and frankly, year-to-date, even the challenges we had to deal with in the second quarter and I go back to the first quarter, our plan at the beginning of the year was really about focus on execution and capitalizing on the data analytics and driving the pricing, driving our cost optimization. And I think we've done a pretty good job with that so far this year. So as I think into next year, we've long said that in a reasonable sort of macro environment of GDP growth, we ought to be in the 100 to 150 basis point sort of improvement year-on-year. Now depending on where we end up this year, maybe that changes a bit to the higher side or if the environment next year is stronger, right. I think what's important is that as we have managed through this pandemic, we have sort of tested kind of our capabilities around how we can plan and adjust to this. And I think the exciting thing is that it's confirmation to us that our longer-term strategy is something we can execute on, and we have the opportunity to kind of drive the OR over time. And I don't see anything that would block us that. I think the macro environment and what's going on there that would be the chief impediment. But if I focus on the things we can control, we feel pretty good about what we can do to execute.

Amit Mehrotra

Yes. But Doug, you've talked about fixed variable being kind of like that 35% fixed cost before. Has that come down a little bit as you guys have made some progress on the productivity side? Like what's the new baseline in terms of thinking about overhead cost in the business?

Douglas Col

With the growth we've had and all, I mean it's kind of a moving target for us. I mean we've got plans next year to step up our capital investments even further, probably closer to a 13% or 14% of revenue from the 12 to 12.5-percent-ish we've been running. So it's kind of a moving target. You can't look at it in a vacuum, either. The environment is happening around you all the time. And whether it's economic, manufacturing, pandemic, I don't like to go from quarter-to-quarter talking about how it's moved because it moves around a lot depending on the macro.

Amit Mehrotra

Okay. All right, guys. Thanks a lot. Congrats on the good quarter. I appreciate it.

Operator

Thank you for the question. The next question will come from Jack Atkins with Stephens, Inc. Please go ahead.

Jack Atkins

Hey, guys. Good morning. And thank you for the time. Just maybe going back to the October commentary for a moment. Could you maybe -- and I don't know, maybe I just missed it. Doug, could you give the tonnage trends you're seeing so far in October and maybe what you saw in September as well? If that's possible?

Douglas Col

Sure, Jack. So in September, shipments were up 1.4% and tonnage was up 2.1%. So a slight increase in weight per shipment, up about 0.7%. And so far in October, the shipments are up 3.8% year-over-year and tonnage up 6.3%. So we talk about how volatile weight has been, I mean the trend so far in October has been favorable. Weight per shipment is up 2.4%. But just in the last two or three days, we continue to see the volatility there.

Jack Atkins

Okay. That's great. That's fantastic. And then I guess maybe kind of shifting gears and thinking about 2021 for a moment, just kind of going back to the commentary a moment ago about capex as a percentage of revenue stepping up next year. How should we think about, I guess, a couple of things, one, where do you think available capacity sort of stands in the network today to be able to sort of take advantage of industry growth as we go into next year? And then secondly, how are you guys thinking about terminal expansion plans, just kind of broadly in 2021? I know 2020 has been sort of muted from a terminal growth perspective for obvious reasons, but is the plan to sort of reaccelerate that next year and maybe it sounds like it is?

Douglas Col

Yes. In terms of growing into next year on the terminal side, I mean, we've got a pretty healthy real estate budget out there. And so far, we've got one planned opening in the Northeast in the first quarter. And beyond that, we've got a number of things we're looking at, but we'd like to step it up.

Frederick Holzgrefe

Yes. I would add that on the pipeline into next year, we've got opening a North Atlanta Terminal. And then we've got opportunities across the network around. We'll be looking at replacing some facilities in legacy markets and then we're very, very vigilant to opportunities to kind of improve service, move closer to the customer. I'll point to the Atlanta example as a great one that has long been pursued, and there are other markets like that where we pursue similar strategies. Not quite in position to kind of communicate where those are yet, we're still working on that. But there's a list that we kind of monitor and assess as they become available.

Douglas Col

And Jack, I caught on that last part of the question, I forgot the first part. I would say that in terms of capacity, I mean, we think we've added a lot of doors in the last few years. And I think in terms of a door standpoint, probably 15% to 20% capacity. I mean, you've got your pressure points. But in general, we've got capacity there. We've invested a lot in equipment. We feel like we've got the power. But the third component of capacity is drivers. And I think we're not the only one that's going to be challenged on that front over the next several years. So that would be a factor now, but that's where we feel like our experience and our relationships on the PT side really help us there. I mean, we would have used more rail in the quarter if we could have gotten it from the providers. That's a really advantageous cost per mile. We've seen some shift in kind of the lane balance. Some of that's probably pandemic related. And lanes that used to be head haul flipped to backhaul. Oftentimes, we would have used more PT if we could have found it.

Jack Atkins

Okay. That makes sense. Thanks again for the time, guys.

Douglas Col

Thanks, Jack.

Operator

Thank you for the question. The next question will come from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hey, thanks. Good morning, guys. So I want to go back to the PT discussion just for a second. So in past periods where we have seen tightness in truck markets, we have seen some headwinds from PT in the past. Is there anything that you're doing differently to protect you from PT? I understand third quarter was not an issue. Anything you're doing differently from a PT standpoint for next year? And as everyone thinks about benchmarking versus OD, right, they do very little PT. Do you think about making any longer-term changes to meaningfully reduce your PT exposure?

Douglas Col

Well, I mean, a lot of the ability to reduce the PT comes from the maturity of your network. I mean if you've got density and you're running four schedules out of a market and the last schedule is only 60% load factor or something like that, if you add another schedule to it, that partial load becomes a smaller percentage because now you're on five schedule. So your partials become smaller. So the way to drive that number down is to build density on more of your own equipment out of a market. But until you have that, you don't want to run schedules empty into a market and have to pay to bring them back to the head haul market. So I mean, one of the ways to move that number is just maturity, but we're not upset when we have to use it. I mean, we've got great relationships. Our cost per mile has been pretty stable for us. The rail cost per miles is very advantageous. So over time, I suspect it naturally probably comes down, but there's not an urgency to bring it down.

Frederick Holzgrefe

And the key thing, Scott, just to build on Doug's point is, I mean it's part of the optimization decision you're making, is you're assessing what the market opportunity is from a revenue perspective and you build the linehaul network around that in a cost advantageous way. So there will be times where in the quarter, we provide service to a customer, maybe we had a lane balance change, let's take advantage of the PT. If that becomes a sustainable or long permanent change, then you maybe refactor how you hire, how you deploy your own assets there. So as we go through a growth stage here, and become more of a national network, those are decisions that we have to make ongoing. In the third quarter, a workforce to utilize PT, as Doug described, the cost piece of it made sense. Pricing was there, we can provide the service, and we won the customer. So that's important and then you optimize from here.

Scott Group

Okay. Great. And then can I just -- the weight per shipment was up a little bit in September, up a lot in October, just some thoughts on what's driving that acceleration? Is that a comp? Or is the overall weight per shipment picking up? And just thoughts on why that's happening. Thank you.

Douglas Col

Yes. I mean across our book of business, I mean, our field customers were pretty much flat on a weight per shipment basis in the quarter. And actually, we've been taking some pricing action with both national accounts and 3PLs, just as we do across the year as the business requires that the 3PL weight per shipment actually improved in the quarter. And national was down just slightly. So we can't really put our finger on anything driving it. But I mean, ISM numbers were strong again in September. So could be just continued replenishment of inventories and the manufacturing base kind of coming back to life.

Scott Group

Okay. Thank you, guys.

Douglas Col

Thanks, Scott.

Operator

Thank you for the question. The next question will come from Todd Fowler with KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Great. Thanks, and good morning. Fritz, on the contract renewals here, the 6.9%, I guess, looking out, do you see any reason why 2021 can't shape up to be like a 2018 year where you were able to see high single digit, low double-digit type contract renewals? I think in the past, you've talked about the differential with some of your pricing.

Frederick Holzgrefe

Yes. I mean, I think what you'll see, it's a little bit of a walk, Todd, going forward. I think that those sort of mid-single-digit numbers totally are -- I think we're within reach. I think some of it is impacted by with the book of business that comes up in a given quarter, around what the opportunity is there. But I can say this unequivocally, the underlying cost structure of the business is inflationary. So we have to keep pushing the pricing and the better data and understanding we have of our customers' freight, and what the requirements are for us, that's an opportunity for us to continue to push not only the base rates, but then the related accessorial rates and such. Those are -- it's so critically important because it's a complex business. Costs underneath are challenging. Drivers are challenging, and it's just important to keep pushing that.

Todd Fowler

And then is there a reason why -- I mean, you put the acceleration in contract renewals, it feels like that you could set up for more than the typical margin improvement that you'd expect to see, that 100 to 150 basis points annually. Is that just the cost inflation that you're expecting? Or is there kind of something else that's holding back maybe the ability to expand margins in an improving pricing environment?

Frederick Holzgrefe

Well, keep in mind, a couple of things with the contractual renewals. That's sort of indicative, and as you well know, that these contracts are effectively pricing agreements, and you don't have a committed volume that comes along with that. But I think it does give a very, very strong indication of what the pricing environment is going forward. I think that if we have a favorable ISM sort of macro environment, I don't see any reason why we couldn't continue that trend. But there are a lot of factors that come into play there. But I think everybody in the market sees the same issues that we do around cost. And I think that it's a disciplined place to operate a business right now that needs to be, frankly, based on the underlying cost structure.

Todd Fowler

Yes. Got it. Okay. That makes sense. Just a last quick follow-up. As you think about the environment that you've moved through this year, I know for the last couple of years, you've been working on some productivity initiatives within the organization. Can you give us just an update on kind of the ability to drive more productivity? And if there's any things that are front and center here on a near-term basis? Or is it more gradual improvements? And I know that the operating environment is obviously pretty choppy right now. But just curious your thoughts on the ability to drive more productivity going forward? Thanks.

Frederick Holzgrefe

I think the opportunity remains there for us to continue to make better decisions around everything from using our linehaul to scheduling our city operations. Those are all tools that we're building into our sort of DNA, if you will. If you look back at Q1 or Q2, I should say, one of the great benefits that we had in the quarter, and that's tough to see in the results that we had then because you saw the great decline, but we were able to manage down the cost structure in a way that we can maintain productivity. And that historically has been a challenge for us to deal with the up and down there, right? And those tools allowed us to kind of operate in a very volatile environment there, and it allowed us to, as we've grown out of that, you see the margin improvement. So it's not necessarily apparent in the sense that it's a big flow through on cost per se, but it's certainly around efficiency, and we're able to support the customer. And I think as we grow out of this, I think that's what's going to help drive those incrementals over time. And I'm really excited about how those tools have helped us through this process, this volatile period, and it will continue to allow us to execute into the future.

Todd Fowler

Yes. Okay. That makes sense. Thanks for the time.

Frederick Holzgrefe

Thanks, Todd.

Operator

Thank you. The next question will come from Ari Rosa with Bank of America. Please go ahead.

Ari Rosa

Hey, good morning, guys. Congrats on the nice results here. Maybe you could talk about specifically dig into a little bit more what you're seeing in terms of that cost inflation and to the extent it's possible to quantify that in terms of what your expectations are for the next couple of quarters. And particularly on the wage pressure front, we're hearing a lot of talk about just difficulty to find drivers and dock workers. Maybe you could talk a little bit about what you're seeing there.

Douglas Col

Sure. I mean, the cost inflation, I mean, some of the numbers we talk about same numbers kind of every year. I mean, we're seeing high single-digit to low double-digit healthcare inflation around health and pharma. For us, depreciation will step up again next year. Part of that's a higher spend, but part of it's paying a little bit more for everything. On the wage side, I mean, that's a constant pressure. That's not going away. And it's not just drivers. I mean, finding mechanics, finding supervisors, managers, there's cost pressure there. And we haven't announced anything on the wage front, but we're not going to fall behind in a market. We've got to be competitive and provide a proper wage in a market and a number that will attract good people. So it's becoming increasingly difficult on the driver side, there's just -- besides the demographics, there's just other pressures there. And we'll see inflation. I mean, those are the main items that come to mind.

Ari Rosa

Got it. Okay. That's helpful. And then maybe if you could talk about the terminal footprint as well. Obviously, we saw what you did there with Memphis. And you mentioned something in the Northeast that's scheduled for first quarter. But maybe if you could talk about what you're seeing in the marketplace in terms of where real estate prices are for industrial space and if there's some opportunities maybe to pre-emptively get ahead of that? Or how you're thinking about maybe adding to the service center footprint for the next couple of quarters?

Frederick Holzgrefe

Yes. Look, the opportunity, the investments around real estate, certainly if you look at sort of edge markets on the coast, clearly, a lot of inflation there around underlying real estate cost. I mean, if you're looking at a sort of green space, green field opportunity, in many cases, you're competing against industrial real estate investor who would maybe put in a last-mile warehouse or something like that in there. So those are pretty challenging markets. You add in the zoning pressures that are out there. So over time, though, what we have found is that there have been opportunities to participate in sort of these -- our network expansion by pursuing opportunities maybe have been exited by some of our larger competitors. In many cases, other cases where we haven't been able to find those sort of legacy assets, we have moved in and built North Atlanta as a prime example. But those are challenging, right? You've got to get the zoning along with that.

And the cycle there takes quite a bit of time off and to get those things built. But I would say to this that, similarly, if you go back to 2019, we saw Northeast competitor exit the market, and we've quickly jumped into that and took advantage of the assets that became available. And I would say, if you look at our balance sheet, we're in a position where, although we're going to continue to invest where we need to support our growth, we are also in a position that if those assets become available, either through an industry change or a shakeout or something. We're somebody that's available to take those assets, and we have the bandwidth to handle that. So we're actively looking both at existing assets as well as looking at new space or new foot in the footprint. So there's a lot of opportunity out for us. It just takes time to execute real estate transactions.

Ari Rosa

Is there a particular region that you think? Is it still focused on the Northeast? Or are there other regions that you're looking at in terms of where you'd most -- or where you see kind of growth as being most advantageous?

Frederick Holzgrefe

Well, we're kind of at a stage -- I think when we started the Northeast expansion we talked about, 20 to 25 terminals probably fills in that geography. And we're right around 19. And so I think that if we find a few more in that market, they're more tuck in, fill in sort of facilities. If you look at our broader sort of landscape, we're at 169 terminals. And if you look at some of the high-quality operators that are larger than Saia, they’re the sort of over 200, anywhere up to 230 or 240 terminals across the country. So for us, the next opportunities are more about doing things like in Atlanta, where we've added a second terminal there or we'll be adding a second terminal. Chicago would be one where we could add a couple, potentially. Houston is a great market for us. We've had great name recognition. We do an excellent job.  We've got great customer relationships. Potentially down the road, there's a second terminal opportunity. You go back to Dallas, Texas, another strong market for Saia, we've added over the last couple of years or two years ago, added Fort Worth. So it gave us three terminals in that market. So for us, it's as much about building density in perhaps in some of our legacy geographies, if you will, move closer to the customer, do a better job of servicing a customer, and then that gives us the opportunity to charge for that. So it's become more away from a region to maybe more of filling in space where we have opportunity to grow.

Ari Rosa

That's great color. Thanks for the time.

Douglas Col

Ari, I don't know how I forgot to mention our auto insurance is another pressure point on the inflation side. I mean, along with the volatility you see there, premiums have been going up anywhere from 20% to 30% or more, it seems like the last couple of years. Our renewal is not till the end of February, but I've actually got a renewal kickoff meeting in two weeks. So you’ve really got to get in front of that one. But we're doing a lot of things there to try to protect us as best we can on those inflationary costs.

Ari Rosa

Okay. Got it. Thanks for the follow up.

Douglas Col

Sure.

Operator

Thank you for the question. The next question will come from Stephanie Benjamin with Truist. Please go ahead.

Stephanie Benjamin

Hey, Fritz. Hey, Doug. I wanted to touch a little bit in the same vein on the Northeast expansion. Maybe what you in terms of some of those newly opened terminals from the end of last year, anything in terms of improved productivity and profitability through the third quarter? Thanks.

Douglas Col

Sure. I mean, our run rate in the Northeast exiting Q3 is now over $300 million, closer to $340 million, actually, on an annualized basis, if you think about freight going in and out of the market. The growth rate there, as you might expect, has been pretty strong and definitely in the newest markets we opened last year. But also the original openings, the Harrisburg’s and Philly’s of the region, they've been good performers, too, in terms of growth. The last round of terminals we opened were a lot smaller. So we have been able to get back to breakeven quicker than we did with the original four or five that we opened back in 2017. So in the quarter, fully allocated, the Northeast operate a little bit better than breakeven for us. So that's encouraging. But the brand continues to grow up there and be recognized, and we'll open in one more market up there in the first quarter. And we'll probably continue to put a couple of dots on the map if the market remains -- if the environment remains good next year, and we're not bogged down by the pandemic. We've probably got the opportunity to put down a couple more dots on that next year as well.

Stephanie Benjamin

Got it. Well, that's all I had. Thanks so much.

Douglas Col

Thanks, Stephanie.

Operator

Thank you for the question. The next question will come from Jason Seidl with Cowen. Please go ahead.

Jason Seidl

Hey, guys. Good morning, as well. Two quick questions, and I apologize if one has been asked, my phone dropped off from this call a little bit. One, how should we think about a general rate increase in terms of both timing and full amount as we look forward?

Douglas Col

Yes. I mean, we generally -- we're not the biggest carrier in the industry. So we can't move that on our own and get customer acceptance. So we tend to follow after a couple fall in place. I know there's one out there getting ready to go on January 1st with the GRI, and ours was early February last year. So I certainly think it will be within that annual kind of cadence. The markets, the shippers out there want to secure capacity with good carriers and they've seen spikes in their truckload spend. And our conversations are more consistent annually. We try to partner with our customers and discuss the environment, the costs and their needs, and we try to come at it annually. So I expect it will be a similar cadence this year.

Jason Seidl

Okay. Fair enough. And back to PT. When I look at it as a percent of revenue, obviously, fairly high this quarter. It takes time to change over the network to look more like an OD, right? So how should we think about PT as a percent of revenue in 2021?

Douglas Col

It varies, Jason. I mean, this year, we didn't walk into the year expecting to spend what we spent. But conditions changed, whether it was on the driver side and the tightness in TL and intermodal availability. So that kind of drives it for us. I don't think structurally, the things we're doing this quarter and early next year are going to change our spend as a percent of revenue. A lot of times, it's market-driven. I mean, if we'd had more drivers this quarter, it probably would have been lower. But if I could account more rail capacity, that's a better cost for mile proposition, I'd use more. So it's kind of market driven. We've been in a fairly tight band over time.

Jason Seidl

Okay. So you think you'll stay within that band that you've had over time?

Frederick Holzgrefe

Jason, I think I would add, I mean just at simple is low, we're OR driven. So if there's an opportunity for us to utilize PT to drive our OR down or improve the OR, we're going to do that. So one of the points we made earlier is that that's an optimization decision for us, right? So you got to go through the dynamic of is it cheaper to use rail? Is it cheaper to use PT assets versus our own in a particular market or particular opportunity? So to the extent that we continue to make that kind of data-driven decision, we're in a position we can drive the OR. So although it would be good to have potentially a PT target, I guess, really, our prime target is really about driving OR.

Jason Seidl

No. I understand. And with rail, though, don't you have a limit on sort of how much you can use in terms of -- just even from a service perspective?

Frederick Holzgrefe

Sure. Yes.

Jason Seidl

What sort of that limit that you'd think of?

Douglas Col

There's only certain lanes where it's really helpful. I mean, when you think of our kind of transcontinental moves, from the iron belt over the coast, whether it's the Pacific Northwest or Southern California. I mean, those are the primary places where we can really use it to our advantage. So we're not able to use it in any kind of short-haul ways to help us to any extent.

Jason Seidl

Alright. Okay, well listen, gentlemen, I appreciate the time as always. Thanks for the color. Thanks, guys.

Douglas Col

Thanks, Jason.

Operator

Thank you. The next question will come from Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Good morning, guys. Doug, great quarter on the margin side, but I was hoping that you could help me parse out the 180 basis point improvement. So I know it's going to be tough but I'm going to ask it anyway. But is there any way that you can parse out maybe one, how much did lapping the heightened cost from last year's terminals help? Two, how much did the lack of the 401(k) match help? And then three, how much were the PTO? And I think you paid a $250 July payment, I think. How much were those headwinds? Any help there?

Douglas Col

A little help, Tyler, probably not as much as you’ll want, but I'll give you a little help. I mean, first of all, we're really pleased to say that our 401(k) reinstatement was for the whole quarter. So that number is in there. There's only a one quarter gap there. The $250, you mentioned, that was a second quarter event. The extra PTO days, I mean, there's the dollar impact there, and we said, I think that was about $10 million spread across the three quarters. But a bigger impact there is a lot of our employees use their PTO, and that's a great thing for them. But like some of our busier weeks in July and August, we have people taking extra PTO and/or vacation and getting a break from the craziness. So there was an additional little cost there. I'm not sure what the ones that we would.

Tyler Brown

Yes, that's helpful. Those are just kind of some of the idiosyncratic things, at least that I see. But maybe just switch gears -- yes.

Douglas Col

We view the quarter is kind of pretty much back to normal in terms of the puts and takes on expenses.

Tyler Brown

Okay. Okay. That's helpful. And then on the 7% renewals and maybe you guys addressed this, but specifically, how much of that was from layering in assessorials versus base tariff increases?

Frederick Holzgrefe

Tyler, we don't break that out. The way we look at it is that's what we're getting from the customer in total, right? So if we can get it on the assessorials, we're going to get it there. If it's on the base, we're going to get it there. At the end of it, we've got to get paid for all we're providing the customer.

Tyler Brown

Right, right. Okay. And my last one, so Fritz, is Memphis a key East West freight?

Frederick Holzgrefe

It is.

Tyler Brown

Do you have any idea how much freight flows through there? I mean, 200 doors seems like a really big facility? Kind of pushing the limits.

Frederick Holzgrefe

Let's see here.

Douglas Col

We might be able to get back to you with that.

Tyler Brown

Well here's my big question -- well my big question is, was the door pressure there holding up some of the connections on the East West? And does that give you an opportunity to linking out the hall?

Frederick Holzgrefe

Listen, it facilitates all that, it was not a constraint for us. This was more about, hey, this is an opportunity. We’ve got the real estate here. Let's get in front of this, make sure we’ve got ample power as we continue to push growth here. So I wouldn't say that it was an immediate constraint. This one was maybe look more over the horizon a bit here.

Tyler Brown

Okay. And that was an owned green field site?

Frederick Holzgrefe

Yes. So we owned and then we're flipping. We've bought a parcel and built from there.

Tyler Brown

Okay. Good deal. Thanks, guys.

Operator

Thank you. There are no further questions at this time. I'll turn the conference back over to our speakers for closing remarks.

Frederick Holzgrefe

Thank you, everyone, for calling in. We're excited about our third quarter results. I think that it really speaks to what the longer-term opportunity is for Saia, and we'll continue to focus on execution and look forward to the continued growing the business and driving value for our shareholders. Thank you much.